EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-37108, 333-59134, 333-101291, 333-102306, 333-121342, 333-121343, 333-121344, 333-139380, 333-139382, 333-139383, 333-139384, 333-148024, 333-162926, 333-162927 and 333-170879 on Form S-8 and Registration Statement Nos. 333-170876, 333-170876-01, 333-170876-02, 333-170876-03, 333-170876-04 and 333-170876-05 on Form S-3 of MetLife, Inc., of our report dated June 27, 2011, relating to the financial statements and supplemental schedule of New England Life Insurance Company Agents’ Retirement Plan and Trust, appearing in this Annual Report on Form 11-K of New England Life Insurance Company Agents’ Retirement Plan and Trust for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
June 27, 2011